Exhibit 99.1

SYNAGEVA BIOPHARMA™ REPORTS 2013 FULL YEAR FINANCIAL RESULTS

LEXINGTON, Mass., March 3, 2014 — Synageva BioPharma Corp. (“Synageva”) (NASDAQ:GEVA), a biopharmaceutical company developing therapeutic products for rare disorders, today reported 2013 full year financial results and provided 2014 goals, other key objectives and financial guidance. Synageva’s management team will host a conference call today at 4:30 p.m. EST to review the financial results and provide a general business update. To participate in today’s call by telephone, please dial (877) 445-4603 for U.S. callers or (443) 295-9270 for international callers. In addition, the conference call will be webcast live from the “Webcasts & Presentations” section of the Investor Relations tab on the home page of Synageva’s website at www.synageva.com.

2013 Full Year Financial Results

For the year ended December 31, 2013, Synageva reported a net loss of $95.5 million compared to a net loss of $42.9 million for the corresponding period of the prior year.

Revenue for the full year ended December 31, 2013 of $13.4 million included $7.0 million of Fuzeon royalties from Roche, as well as revenue of $6.3 million from collaborations. Total costs and expenses for the full year 2013, including research and development (R&D) expenses, sales, general and administrative (SG&A) expenses, and amortization of developed technology, totaled $109.3 million. This compares to total costs and expenses for the full year 2012 of $58.0 million.

Synageva had cash, cash equivalents and short-term investments totaling $408.7 million on December 31, 2013, compared with cash, cash equivalents and short-term investments totaling $219.0 million on December 31, 2012.

2014 Financial Outlook

Synageva currently expects a net loss between $190 and $205 million for 2014. The net loss is primarily due to investments supporting the global clinical development program for sebelipase alfa, development of SBC-103, expansion of the global clinical, medical affairs and commercial infrastructure, expansion of manufacturing capabilities, as well as advancement of other preclinical pipeline programs.

Recent Company Highlights:

•	Initiated and completed enrollment of 66 children and adults with lysosomal acid lipase deficiency (LAL Deficiency) in the ARISE Phase 3 trial with sebelipase alfa

•	Completed the target enrollment in the Phase 2/3 trial in infants with LAL Deficiency and provided initial results

•	Presented 90-week data from the ongoing Phase 1/2 extension study of sebelipase alfa in adults with LAL Deficiency

•	Expansions to the global clinical, medical affairs and commercial infrastructure to further enhance disease awareness and identify more patients with LAL Deficiency

•	Completed construction on an additional commercial-scale manufacturing facility to further supply protein therapeutics for lead programs

•	Strengthened balance sheet as a result of completing follow-on offerings in January and September 2013, resulting in $281 million of net proceeds

Key Objectives:

•	Report top-line results from the Phase 3 ARISE trial with sebelipase alfa in children and adults with LAL Deficiency during the third quarter of 2014

•	Complete submission of a Biologic License Application (BLA) to the U.S. Food & Drug Administration (FDA) and a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) for sebelipase alfa for the treatment of LAL Deficiency by the end of the first quarter of 2015

•	Continue global disease awareness programs to support identification of more infants, children and adults with LAL Deficiency

•	Initiate a clinical trial with SBC-103 in mucopolysaccharidosis IIIB (MPS IIIB) during mid-2014

•	Advance two additional programs into clinical trials by the end of 2016

Sebelipase alfa for LAL Deficiency

LAL Deficiency is a rare autosomal recessive lysosomal storage disease (LSD) caused by a marked decrease in LAL enzyme activity. LAL Deficiency presenting in children and adults, historically called Cholesteryl Ester Storage Disease (CESD), is an underappreciated cause of cirrhosis and accelerated atherosclerosis. These complications are due to the buildup of fatty material in the liver, blood vessel walls and other tissues as a result of the decreased LAL enzyme activity. Infants presenting with LAL Deficiency, historically called Wolman disease, show very rapid progression with death, usually in the first six months of life. Affected infants develop severe malabsorption, growth failure and liver complications.

Sebelipase alfa (SBC-102) is a recombinant form of the human LAL enzyme being developed by Synageva as an enzyme replacement therapy for LAL Deficiency. Synageva is evaluating sebelipase alfa in global Phase 3 clinical trials in infants, children and adults with LAL Deficiency. Sebelipase alfa has been granted orphan designation by the U.S. Food and Drug Administration (FDA), the European Medicines Agency (EMA), and the Japanese Ministry of Health, Labour and Welfare. Additionally, sebelipase alfa received fast track designation by the FDA, and Breakthrough Therapy designation by the FDA for LAL Deficiency presenting in infants.

SBC-103 for MPS IIIB

The mucopolysaccharidoses (MPS) consist of a group of rare LSDs caused by a deficiency of enzymes needed to break down complex sugars called glycosaminoglycans. The MPS III syndromes (also known as Sanfilippo syndromes) share complications with other MPS diseases but represent a clinically distinct subset with marked central nervous system degeneration. MPS IIIB, also known as Sanfilippo B syndrome, is caused by a decrease in alpha-N-acetyl-glucosaminidase (NAGLU) enzyme activity which leads to the buildup of abnormal amounts of heparan sulfates (HS) in the brain and other organs. The accumulation of abnormal HS, particularly in the central nervous system, leads to severe cognitive decline, behavioral problems, speech loss, increasing loss of mobility, and premature death.

SBC-103 is a recombinant form of the human NAGLU enzyme being developed by Synageva as an enzyme replacement therapy for MPS IIIB. Using various dosing approaches, SBC-103 reduced HS substrate storage in the brain, liver and kidney in an MPS IIIB animal model. SBC-103 has been granted orphan designation by the FDA and the EMA.

Synageva’s additional pipeline programs and manufacturing platform

Synageva’s additional pipeline programs include other proteins targeting rare diseases at various stages of preclinical development. These diseases are characterized by significant morbidity and mortality and these programs are selected based on scientific rationale, high unmet medical need, potential to impact disease course and strategic alignment with the company’s corporate focus. In addition to these novel pipeline programs, Synageva is leveraging its manufacturing platform to develop improved biologic therapies for diseases with high unmet medical need.

Synageva’s proprietary manufacturing platform utilizes technology to produce drug product with consistent characteristics that enable robustness and flexibility during scale-up. In addition, the platform can provide favorable structural properties for bio-distribution and cell targeting in comparison to glycoproteins produced from other sources.

Synageva routinely posts information that may be important to investors in the “Investor Relations” section of the company’s website at www.synageva.com. Synageva encourages investors and potential investors to consult this website regularly for important information about the company.

Further information regarding Synageva is available at www.synageva.com.

Forward-Looking Statements

This news release contains “forward-looking statements”. Such statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “intend,” “believe,” “may,” “will,” “estimate,” “forecast,” “project,” or words of similar meaning. These forward-looking statements address, among other matters, our 2014 financial guidance including our expected 2014 net loss and the factors underlying our guidance, planned allocation of our cash, the timing to report Phase 3 ARISE top-line results and to submit applications for regulatory approval, the advancement of our other preclinical programs, our plans for leveraging our manufacturing platform, and our belief that our platform can provide favorable structural properties. Many factors may cause actual results to differ materially from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties some of which are known, including, unanticipated costs or delays in our research and development programs, risk of delays in completing our clinical trials, risk that the outcomes of our preclinical or clinical trials may not support registration or further development of our product candidates due to safety, efficacy or other reasons, the content and timing of decisions by the U.S. Food and Drug Administration and other regulatory authorities, the ability to maintain the current favorable protein structural properties for bio-distribution, and the risks identified under the heading “Risk Factors” in Synageva’s Quarterly Report on Form 10-Q filed with the Securities and Exchange

Commission (the “SEC”) on November 4, 2013 and other filings Synageva periodically makes with the SEC including the 10-K for the fiscal year ending December 31, 2013 to be filed today, and others of which are not known. Preclinical and clinical trial data are subject to differing interpretations, and regulatory agencies, as well as medical and scientific experts, may not share the Synageva’s views regarding this data or its implications. Synageva may encounter problems or delays in preclinical and clinical development and the regulatory process. No forward-looking statement is a guarantee of future results or events, and investors should avoid placing undue reliance on such statements. Synageva undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

“Dedicated to Rare Diseases®” is a registered trademark of Synageva. “Synageva BioPharma™” is a trademark of Synageva BioPharma Corp.

Synageva BioPharma Corp.

Consolidated Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Royalty revenue	$1,339	$1,995	$7,042	$7,023
Collaboration and license revenue	2,135	2,885	6,332	7,875
Other revenue	—	—	—	56

Total revenue	3,474	4,880	13,374	14,954

Costs and expenses:
Research and development	25,177	12,908	79,644	37,347
Sales, general and administrative expense	8,866	6,345	27,560	17,396
Amortization of developed technology	375	878	2,073	3,232

Total costs and expenses	34,418	20,131	109,277	57,975

Loss from operations	(30,944)	(15,251)	(95,903)	(43,021)
Other income, net	159	—	159	—
Interest income, net	97	60	342	72

Loss before provision from income taxes	(30,688)	(15,191)	(95,402)	(42,949)
Provision for income taxes	48	—	48	—

Net loss	$(30,736)	$(15,191)	$(95,450)	$(42,949)

Basic and diluted net income per share	$(1.00)	$(0.62)	$(3.40)	$(1.90)

Weighted average shares used in basic and diluted per share computations	30,751	24,347	28,087	22,579

Synageva BioPharma Corp.

Consolidated Balance Sheet Data

(in thousands)

	As of December 31,
	2013	2012
Cash, cash equivalents, and short-term investments	$408,733	$218,953
Working capital	402,803	212,028
Total assets	447,949	243,256
Accumulated deficit	(254,239)	(158,789)
Total stockholders’ equity	$430,201	$230,177

“Dedicated to Rare Diseases®” is a registered trademark and “Synageva BioPharma™” is a trademark of Synageva BioPharma Corp.

Contact for Synageva:

Matthew Osborne

Tel: (781) 357-9947

matthew.osborne@synageva.com